Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR’S REPORT

We consent to the incorporation by reference into the Registration Statements of  Echo Global Logistics, Inc. on Form S-3 (No. 333-202317), Form S-8 (No. 333-165535), and Form S-8 (No. 333-184789) of our report dated April 10, 2015, on the consolidated financial statements of Command Transportation, LLC and Subsidiary as of and for the years ended December 31, 2014, 2013, and 2012, included in this Current Report on Form 8-K and to the reference to us under the heading “Experts” in the supplemental prospectus.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
April 27, 2015